Exhibit 10.20
FIRST AMENDMENT TO LEASE

EFFECTIVE DATE:	April 2, 2021

LESSOR:	Division Street Property Il. LLC

LESSEE:	Ve1o3D Inc.
RECITALS
A.LESSOR and LESSEE (collectively the "Parties") are parties to a certain Lease Agreement dated February 1 0, 2016, for the premises now containing approximately 17,210 rentable square feet located at 51 1 Division Street, City of Campbell, State of California (the "Premises").
    B.    LESSOR AND LESSEE desire to amend the Lease terms and conditions provided below.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, LESSOR and LESSEE hereby agree to as follows:
1. The Lease Term shall be extended until November 30, 2024.
2.Base Rent: Monthly Base Rent for the extended term of the Lease shall be as follows:

October 1, 2021 - October 31, 2021	$0.00
November l , 2021 - September 30, 2023	$31,838.50
October l , 2023 - October 31, 2023	$0.00
November l , 2023 — November 30, 2024	$31,838.50
3.Applicability of Lease. The Lease as amended by this Amendment shall remain in full force and effect upon all of the terms and conditions set forth in the Lease and this Amendment. This Amendment shall be effective as of the date hereof upon execution and delivery by LESSOR and LESSEE. Except for those provisions expressly amended hereby, the Lease shall remain unmodified and unchanged and unless otherwise defined in the Amendment, all terms not defined shall have the meaning as set forth in the Lease.
4.Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable in whole or in part, the remaining provisions and any partially invalid or unenforceable provision to the extent valid and enforceable shall nevertheless be binding, valid and enforceable.
5.Authority. Subject to the provisions of the Lease, this Amendment shall be binding upon and inure to the benefit of the patties hereto, their respective heirs, legal representatives, successors, and assigns. Each party hereto and the persons executing below warrant that the person executing below on such party's behalf is authorized to do so and to bind such party to the terms of this Amendment.
6.Counterparts: This amendment may be executed in one or more counter parts, each of which

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Exhibit 10.20
shall be deemed an original, and all of which together shall constitute one and the same instrument. This Amendment may also be executed and delivered by counterpart facsimile and electronic mail PDF signatures delivered to the parties.
IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed on the dates set forth below to be effective as of the day and year set forth above.
CONSENTED AND AGREED AS TO BOTH FORM AND CONTENT BY:
"LESSOR"
Division Street Property Il, LLC

By:	/s/ Harrison Brix	Date:	04/07/2021

Title:	Manager
"LESSEE"
Ve1o3D, Inc.

By:	/s/ Bernard Chung	Date:	04/01/21

Title:	VP Finance
NOTE: This supersedes the First Amendment signed on 04/05/2021 due to error in date field

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